Exhibit 99.1

FOR RELEASE:	July 16, 2014

Lisa F. Campbell

Executive Vice President

Chief Financial Officer and Chief Operating Officer

New Century Bancorp, Inc.

Office: 910-892-7080 and Direct: 910-897-3660

lisac@newcenturybanknc.com

NewCenturyBankNC.com

NEW CENTURY BANCORP ADDED TO THE RUSSELL INDEX

DUNN, NC New Century Bancorp, Inc. (NASDAQ: NCBC), the holding company for New Century Bank, reported that it has been added to the Russell Global, Russell 3000 and Russell 1000 stock market indexes.

The company was included in the three indexes after Russell completed its annual reconstitution of the indexes in June.

“New Century Bancorp is very pleased to be included in the Russell stock market indexes,” said William L. Hedgepeth II, New Century Bank president and CEO. “It is gratifying for the employees and shareholders of our company to be included in the Russell Indexes,” stated Hedgepeth. “Recognition by the financial community for our strong performance is a satisfying accomplishment.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for passive and active investment strategies. The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May ranking them by total market capitalization. The largest 1,000 companies in this ranking make up the Russell 1000 and the next largest 2,000 companies comprise the Russell 2000. The Russell 3000 also serves as the U.S. component to the Russell Global Index.

New Century Bancorp, Inc.

New Century Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina whose wholly-owned subsidiary, New Century Bank, is a state chartered commercial bank insured by the Federal Deposit Insurance Corporation (FDIC). New Century Bank operates eight banking offices located in Clinton, Dunn, Fayetteville (2), Goldsboro, Lillington, Lumberton, and Raleigh and a loan production office in Greenville, North Carolina. New Century Bancorp, Inc. stock can be found on the NASDAQ Global Market trading under the symbol NCBC. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.NewCenturyBankNC.com.